Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2021, relating to the consolidated financial statements of Amplify Energy Corp. appearing in the Annual Report on Form 10-K of Amplify Energy Corp. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 14, 2021